Exhibit 99.1

Blue ocean acquisition corp

AUDIT COMMITTEE CHARTER

As adopted by the Board of Directors, effective [-], 2021

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Blue Ocean Acquisition Corp (the “Company”) is to assist the Board in fulfilling its oversight responsibilities relating to: (i) the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, engagement, compensation, independence and performance of the Company’s independent registered public accounting firm (the “Independent Auditor”); (iv) the Company’s process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures; and (v) the performance of the Company’s internal auditing function (“Internal Audit”).

The Committee shall be comprised of three or more directors appointed by the Board, each of whom (i) meets the independence requirements of The Nasdaq Global Market (“Nasdaq”) and (ii) otherwise satisfies the applicable requirements for audit committee service imposed by the Securities Exchange Act of 1934, as amended, and Nasdaq; provided that the Board may elect to take advantage of any exception from such requirements provided in the Nasdaq rules. At least one member of the Committee shall be an “audit committee financial expert” in accordance with the rules of the Securities and Exchange Commission, and at least one member (who may also serve as the audit committee financial expert) shall have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that leads to financial sophistication. All other Committee members shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, as required by Nasdaq. No Committee member shall have participated in the preparation of the Company’s or any of its subsidiaries’ financial statements at any time during the past three years.

The Committee shall meet with such frequency and at such intervals as it determines necessary to carry out its duties and responsibilities. The Committee shall meet separately and periodically with management, Internal Audit (or other Company personnel responsible for the internal audit function) and the Independent Auditor. Minutes of Committee meetings and actions taken without a meeting shall be kept in accordance with the Company’s bylaws.

While the Board has delegated to the Committee oversight duties and responsibilities pursuant to this Audit Committee Charter (“Charter”), the fundamental responsibility for the accuracy of the Company’s financial statements and disclosures, and the quality of the Company’s accounting and financial reporting processes, remains with management and the Independent Auditor.

In furtherance of its purpose, the Committee shall:

Independent Audit, Financial Statements and Internal Controls

1.	Be directly responsible for the appointment, compensation, retention, oversight of the work and termination of the Independent Auditor and any other independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Committee shall also be responsible for the resolution of disagreements between management and the Independent Auditor, or any other such firm, regarding accounting and financial reporting. The Independent Auditor and any other such firm shall report directly to the Committee.

2.	Obtain and review, at least annually, a report by the Independent Auditor describing: (i) the Independent Auditor’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review or peer review of the Independent Auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the Independent Auditor; (iii) any steps taken to deal with any such issues; (iv) all relationships between the Independent Auditor and the Company; and (v) any other information pertaining to the independence of the Independent Auditor. Discuss with the Independent Auditor any issues or relationships disclosed in such report that, in the judgment of the Committee, may have an impact on the competence or independence of the Independent Auditor.

3.	Review and evaluate the lead audit partner of the Independent Auditor (taking into account the opinions of management and Internal Audit) and assure the regular rotation of the lead audit partner, the concurring partner and other audit partners engaged in the Independent Auditor’s annual audit of the Company’s year-end financial statements (the “Annual Audit”), to the extent required by law.

4.	Discuss with Internal Audit and management their views as to the competence, performance and independence of the Independent Auditor.

5.	Pre-approve all audit and permitted non-audit and tax services to be provided to the Company by the Independent Auditor, in accordance with a pre-approval policy adopted by the Committee.

6.	Meet to review and discuss the annual audited financial statements and quarterly financial statements with management and the Independent Auditor, including the annual and quarterly report disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall make a recommendation to the Board as to whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

7.	Review and discuss earnings press releases as well as financial information and earnings guidance provided to analysts and ratings agencies.

8.	Review reports to management prepared by the Independent Auditor or Internal Audit and any responses by management.

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9.	Obtain and review annually, prior to the completion of the Annual Audit, a report from the Independent Auditor describing: (i) all critical accounting policies and practices to be reflected in the Annual Audit; (ii) (a) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) for policies and procedures related to material items that have been discussed with management, (b) ramifications of the use of such alternative disclosures and treatments and (c) the treatment preferred by the Independent Auditor; and (iii) other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences. Review any reports on such topics or similar topics prepared by management. Discuss with the Independent Auditor any material issues raised in such reports.

10.	Review the Company’s financial reporting processes and internal controls in consultation with the Independent Auditor and Internal Audit. Such review shall include a consideration of major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of identified deficiencies. Review any analyses prepared by management and/or the Independent Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

11.	Discuss with the Independent Auditor the Independent Auditor’s judgment about the quality, not just the acceptability, of the accounting principles applied in the Company’s financial reporting.

12.	Review with the Independent Auditor any audit problems or difficulties and management’s response thereto. Such review shall include a review of any difficulties the Independent Auditor encountered in the course of the audit work, including any restrictions on the scope of the Independent Auditor’s activities or access to requested information, and any significant disagreements with management.

13.	Review with the Independent Auditor, Internal Audit and management the extent to which changes or improvements in financial or accounting practices and internal controls that were previously reviewed and/or approved by the Audit Committee have been implemented.

14.	Review annually the effect of legal, regulatory and accounting initiatives on the Company’s financial statements.

15.	Review annually the effect of off-balance sheet arrangements, if any, on the Company’s financial statements.

16.	Review and discuss with the Independent Auditor any critical audit matter (“CAM”) addressed in the audit of the Company’s financial statements and the relevant financial statement accounts and disclosures that relate to each CAM.

17.	Review and discuss with the Independent Auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission, including, but not limited to, review of the external audit plan and revisions thereto.

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18.	Approve hiring policies for employees or former employees of the Independent Auditor and oversee the hiring of any personnel from the Independent Auditor in accordance with applicable law.

Internal Audit

19.	Review and assess the annual internal audit plan, the process used to develop the plan and the status of activities, significant findings, recommendations and management’s response. Provide oversight of Internal Audit, including by reviewing and discussing with management reports and other communications prepared by Internal Audit.

20.	Oversee Internal Audit’s structure, objectivity, responsibilities, staffing, resources and budget. Discuss with the Independent Auditor the Independent Auditor’s judgment about the competence, performance and cooperation of Internal Audit and management and Internal Audit’s responsibilities, budget and staffing. Recommend for Board approval (i) the appointment and, if appropriate, replacement of (A) the head of Internal Audit, where the head of Internal Audit is a Company employee, or (B) any third party service provider (other than the Independent Auditor) that is providing Internal Audit services to the Company, and (ii) the Internal Audit budgets.

Compliance and Risk Management

21.	Review and approve any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) in accordance with the Company’s related person transaction approval policy.

22.	Discuss policies with respect to risk assessment and risk management, the Company’s major litigation and financial risk exposures and the steps management has taken to monitor and control such exposures.

23.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Review periodically with management and Internal Audit these procedures and review all complaints received by the Company regarding accounting, internal controls or auditing matters.

24.	Review and grant, if deemed appropriate by the Committee, any requested waiver of the Code of Business Conduct and Ethics for an officer or a director. Any such waivers must be granted in writing.

25.	Review periodically with the Company’s chief legal officer, or appropriate delegates, the Company’s compliance with legal and regulatory requirements.

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Committee Report, Evaluation and Charter

26.	Prepare the report of the Committee required to be included in the Company’s annual report and proxy statement.

27.	Report regularly to the Board on the activities of the Committee.

28.	Conduct an annual evaluation assessing the Committee’s performance with respect to its purpose, duties and responsibilities set forth in this Charter and report the results of such evaluation to the Board.

29.	Review the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

30.	Perform such other duties and responsibilities as reasonably determined by the Committee to be consistent with its mandate (under this Charter, the Company’s memorandum and articles of association, governing law, the rules and regulations of Nasdaq, the federal securities laws and such other requirements applicable to the Company) or as further delegated to the Committee by the Board. This includes the authority to conduct or authorize investigations into any matter, including, but not limited to, complaints relating to accounting, internal accounting controls or auditing matters within the scope of duties and responsibilities delegated to the Committee, as it deems appropriate.

The Committee shall have authority to retain such outside counsel, experts and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms. The Committee shall receive appropriate funding from the Company, as determined by the Committee, for any expense related to any external advisors and for the ordinary administrative expenses of the Committee.

The Committee shall have full, unrestricted access to Company books, records and facilities.

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

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